Exhibit 4.3
STOCKHOLDERS’ AGREEMENT
     This Stockholders’ Agreement (“Agreement”) made as of the _______________by and among CBS Personnel Holdings, Inc., a Delaware corporation (the “Company”), Compass Group Diversified Holdings LLC, a Delaware limited liability company (together with its successors and assigns, “Compass”), and __________ (“Stockholder”), an individual owning options to purchase shares of the Company.
WITNESSETH:
     WHEREAS, the Company has adopted an Amended 1999 Stock Option Plan (the “Plan”) and entered into a Stock Option Agreement with Stockholder dated as of ________________ (the “Stock Option Agreement”) pursuant to which Compass has granted options to purchase shares of its common stock to Stockholder;
     WHEREAS, the Company Common Stock offered to Stockholder is Class C Common Stock.
     WHEREAS, pursuant to the Stock Option Agreement, Stockholder has executed and delivered a Notice of Exercise dated _______________ to the Company exercising its option to purchase ___________ shares of Class C Common Stock of the Company.
     WHEREAS, Compass, the Company and Stockholder wish to enter into this Agreement to establish procedures for the transfer of the Shares (defined below);
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises hereinafter contained, the parties hereto agree as follows:
     1. Definitions. Whenever used in this Agreement, the following terms shall have the following respective meanings:
          1.1. “Permitted Transferee” has the meaning assigned to it in Section 3.3 (a).
          1.2. “Shares” means any and all outstanding shares of Class C Common Stock of the Company, $.001 par value, at any time issued to and held by Stockholder.
     2. Management of the Company.
          2.1. Directors. Stockholder hereby agrees to vote all Shares held by Stockholder in favor of Compass’ nominees as a directors of the Company.
     3. Shares Subject to Agreement: Restrictions.
          3.1. Shares Subject to Agreement. All Shares, whether currently outstanding or hereafter issued, at any time held or owned by Stockholder or by any successor in interest to Stockholder shall be subject to this Agreement and to all the obligations and restrictions hereof.
          3.2. No Transfers. Except as provided in Sections 3.3, 3.4 and 3.5, neither Stockholder nor any successor in interest to Stockholder shall sell, assign, convey, transfer, encumber or in any other manner dispose of any or all of the Shares held or owned by Stockholder or such successor except in accordance with the provisions of this Agreement. Any such sale, assignment, conveyance, transfer, encumbrance or disposition of the Shares in violation of this Agreement is void ab initio.
          3.3. Transfers to Permitted Transferees.
               (a) Stockholder may, during life or pursuant to will, transfer Shares to Stockholder’s spouse or lineal descendants or a trust for Stockholder’s benefit and/or for the benefit of any one or more of them. Any person receiving Shares pursuant to this Section 3.3 (a) is herein referred to as a “Permitted Transferee.”
               (b) If any Shares are transferred to a Permitted Transferee, such Permitted Transferee shall take and hold such Shares, and such Shares shall be, subject to this Agreement and to the rights, obligations and restrictions provided herein, including, without limitation, the provision that such Permitted Transferee shall not thereafter transfer any such Shares pursuant to this Section 3.3 other than to a person who is a Permitted Transferee of Stockholder. Every Permitted Transferee shall observe and comply with this Agreement and with all obligations and restrictions imposed hereby and shall, upon demand made at any time by Compass or any Stockholder, execute appropriate instruments to that effect.
          3.4. First Refusal Rights. If Stockholder shall receive a bona fide written cash offer (“Offer”) from a non-affiliated third party (“Offeror”) which Stockholder desires to accept, Compass shall have the right (“First Refusal Right”) to purchase the Shares subject to such Offer (“Offered Shares”) at the same price and on the same terms and conditions as follows:
               (a) Stockholder shall provide notice to Compass setting forth the identity of the Offeror, the number of Shares proposed to be purchased, the proposed purchase price and all material terms and conditions of the Offer.
               (b) For a period of 30 days (“Option Period”), Compass shall have the First Refusal Right to purchase the Offered Shares. Such option shall be exercisable by a written notice to Stockholder no later than the expiration of the Option Period.
               (c) If the First Refusal Right has not been exercised with respect to all of the Offered Shares within the Option Period, then Stockholder shall have the right to sell all of the Offered Shares to the Offeror pursuant to the Offer within the period of 90 days following the expiration of the Option Period. If the Offered Shares are not so sold within such 90 day period, such Offered Shares shall continue to be subject to the provisions of this Agreement.

               (d) The closing of the purchase of the Offered Shares by Compass pursuant to this Section shall be held at 11:00 a.m. (New York City time) at the principal office of Compass within 30 days after the expiration of the Option Period. At the closing, Stockholder shall deliver the certificate(s) representing the Offered Shares in accordance with, and subject to, the terms and conditions of the accepted Offer.
          3.5. Drag Along Rights.
               (a) If Compass proposes to sell more than 5% of the then outstanding shares of any class of the Company’s Common Stock in a bona fide transaction to a non-affiliated third party at any time, Compass shall have the right to require Stockholder to sell such percentage of Stockholder’s Shares to the same purchaser as proposed to be sold by the Company, upon the same terms and conditions on which, and at the same time, as the Company sells its shares. The rights referred to in this Section 3.5 shall be exercised by written notice to Stockholder (“Disposition Notice”) from Compass proposing the sale or other disposition contemplated herein. The Disposition Notice shall specify the number of shares to be sold, the price, terms and conditions of such proposed sale and a description of the proposed purchaser. The Disposition Notice shall be deemed effective with respect to Stockholder upon receipt.
               (b) Promptly following receipt of such Disposition Notice, Stockholder shall deliver to Compass (or such other person as may be agreed upon between Compass and Stockholder) to be held by Compass (or such other person) for sale or return upon the terms of this Section 3.5, the certificate or certificates representing the Shares to be sold or otherwise disposed of pursuant to this Section, duly endorsed, together with a limited power-of-attorney authorizing Compass to sell or otherwise dispose of such Shares in accordance with the terms of this Section.
               (c) Promptly after the consummation of the sale or other disposition of the shares of Compass and the Shares of Stockholder to the third party, and in any event not later than 2 business days after such consummation, Compass shall remit to Stockholder the total sale price of Stockholder’s Shares sold or otherwise disposed of pursuant hereto (after deduction of Stockholder’s proportionate share of the out-of-pocket expenses associated with such sale based on the number of shares or Shares, as applicable, sold by Stockholder, Compass and any other stockholder of the Company) and shall furnish such other evidence of the expenses associated with and the completion and time of completion of such sale or other disposition and the terms thereof, as may reasonably be requested by Stockholder.
               (d) Compass shall have 90 days from the date of Stockholder’s receipt of the Disposition Notice in which to sell such Shares to the third party at the price and on the terms not less favorable to Stockholder than will be received by Compass. If, at the end of such 90 day period Compass has not completed the sale or other disposition of its shares and the Shares of Stockholder, all certificates representing Shares delivered for sale or other disposition pursuant to this Section shall be returned to Stockholder. Thereafter, Compass may complete its sale or other disposition to such non-affiliated third parties; provided, however, that Stockholder shall not be bound by the provisions of this Section with respect to such sale. This Section shall, however, apply to any other proposed sale or other disposition.

     4. Miscellaneous.
          (a) Legend on Certificates. Each certificate representing Shares shall be inscribed with substantially the following legend:
“This certificate and the securities represented by this certificate and all rights therein are subject to and transferable (including without limitation by way of pledge or other grant of a security interest therein) only in accordance with the provisions of a certain Stockholders’ Agreement dated as of ________ __, 200__, among the Company and certain Stockholders of the Company. A copy of such Stockholders’ Agreement, as may be amended from time to time, is on file and available for inspection at the principal office of the Company. Any sale, pledge, gift, bequest, transfer, assignment, encumbrance or other disposition of this certificate and the securities represented thereby in violation of said Stockholders’ Agreement shall be invalid.”
          (b) Effectiveness of Transfers. No Shares shall be transferred on the Company’s books and records and transfer of Shares shall be otherwise ineffective unless such transfer is made pursuant to and in accordance with the terms and conditions of this Agreement.
          (c) Notices. Any and all notices or consents required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been received (i) on the date of delivery if delivered in person or by facsimile copy and confirmed or on the second date after it is given if sent by Federal Express or other similar overnight delivery service which requires a signed receipt or (ii) upon three days after the date of mailing, if mailed first class by registered or certified mail, return receipt requested, to the party entitled to receive the same at the following addresses:
(i)   If to Company:
CBS Personnel Holdings, Inc.
24422 Avenida de la Carlota
Suite 370
Laguna Hills, California 92563
Attn: Elias J. Sabo
with a copy to:
Squire, Sanders & Dempsey L.L.P.
221 E. Fourth Street, Suite 2900
Cincinnati, Ohio 45202-4095
Attn: Stephen C. Mahon, Esq.

(ii)    If to Compass:
Compass Group Diversified Holdings LLC
61 Wilton Road
2nd Floor
Westport, Connecticut 06880
Attn: I. Joseph Massoud
with a copy to:
Squire, Sanders & Dempsey L.L.P.
221 E. Fourth Street, Suite 2900
Cincinnati, Ohio 45202-4095
Attn: Stephen C. Mahon, Esq.
and
(iii)    If to Stockholder:

c/o CBS Personnel Services
435 Elm Street, Suite 300
Cincinnati, Ohio 45202
Any party hereto may change its address by giving notice to the other parties stating its new address, all in the manner provided herein. Commencing on the fifth day after giving such notice, such newly designated address shall be such parties address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.
          (d) Specific Performance. Due to the fact that the Shares cannot be readily purchased or sold in the open market, and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of any of the terms, covenants and conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance in accordance with the provisions hereof.
          (e) Arbitration. Any controversy arising out of or relating to this Agreement (except controversies pursuant to or arising under Section 3 of this Agreement) or any modification, extension or termination thereof, including any claim for damages and/or rescission, shall be resolved by arbitration in the State of Ohio, in accordance with the commercial arbitration rules then obtaining of the American Arbitration Association. The parties consent to the jurisdiction of the Courts of the State of Ohio for all purposes in connection with said arbitration and further consent that any process or notice of motion or other application to the Court or any judge thereof and any paper in connection with such arbitration may be served in or out of the State of Ohio by certified or registered mail or personal service or in such other manner as may be permissible under the rules of the applicable Court or arbitration tribunal, provided a reasonable time for appearance is allowed. Any provisional remedy which, but for this Agreement to arbitrate disputes, would be available at law, shall be available to the parties hereto pending arbitration. Each party shall pay its own attorneys’ fees and other expenses of such arbitration and related proceedings, except that the costs assessed by the American Arbitration Association or the said Court shall be shared equally by the parties.
          (f) Entire Agreement. This Agreement cancels and supersedes any and all oral or written agreements and understandings made between the parties relating to the subject matter hereof, and contains the entire agreement of the parties with respect to the subject matter hereof.
          (g) Amendments; Termination. This Agreement may not be modified, amended or, except as herein provided, terminated except by a written agreement signed by all of the parties hereto.
          (h) Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
          (i) Assignment. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of Compass and its successors and assigns, and Stockholder and Stockholder’s heirs, personal representatives and assigns; provided, however, that nothing contained herein shall be construed as granting Stockholder the right to transfer Shares except as expressly provided in this Agreement.
          (j) Headings. The headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents hereof.
          (k) Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
          (1) Use of Pronouns. Whenever any pronoun (e.g., “he”, “she”, “his”, “her” or “him”) is used herein, it shall be deemed to mean such other pronoun as may be necessary or appropriate in the context in which used. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.
          (m) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.
          (n) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the principles of conflicts of law of such State.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CBS PERSONNEL HOLDINGS, INC.
By:
Printed Name:	Frederick L. Kohnke
Title:	President

COMPASS GROUP DIVERSIFIED HOLDINGS LLC
By:
Printed Name:
Title:

[Stockholder]